Exhibit 3

BRITISH AMERICAN TOBACCO p.l.c. (the "Company")

RESULTS OF VOTING AT THE 2024 ANNUAL GENERAL MEETING
British American Tobacco p.l.c. (the ‘Company’) announces the result of voting on the resolutions at its Annual General Meeting (‘AGM’) held on Wednesday 24 April 2024 at the Hilton London Bankside, 2-8 Great Suffolk St, London, SE1 0UG. The full text of the resolutions, along with the explanatory notes, is set out in the Notice of Annual General Meeting dated 6 March 2024.

The table below sets out the results of the poll on each of the total of 18 Resolutions as stated in the Notice of Meeting dated 6 March 2024. All valid proxy votes (whether submitted electronically or in hard copy form) were included in the poll taken at the Meeting.  Each shareholder, present in person or by proxy, was entitled to one vote per ordinary share of 25p held.

Resolution	Votes For	% of votes cast	Votes against	% of votes cast	Votes Withheld	Votes cast in total	Total cast as a % of issued share capital
1. Receipt of 2023 Report and Accounts	1,559,437,174	99.92%	1,317,303	0.08%	3,805,932	1,560,754,477	69.96%
2. Approval of the 2023 Directors’ Remuneration Report	1,509,240,342	96.58%	53,407,399	3.42%	1,912,941	1,562,647,741	70.05%
3. Reappointment of KPMG LLP as Auditors	1,556,850,256	99.57%	6,795,887	0.43%	914,541	1,563,646,143	70.09%
4. Authority for the Audit Committee to agree the Auditors’ remuneration	1,560,713,936	99.90%	1,615,637	0.10%	1,014,365	1,562,329,573	70.03%
5. Re-election of Luc Jobin as a Director	1,531,219,660	98.02%	30,973,962	1.98%	2,363,416	1,562,193,622	70.03%
6. Re-election of Tadeu Marroco as a Director	1,557,735,694	99.65%	5,490,762	0.35%	1,330,583	1,563,226,456	70.07%
7. Re-election of Kandy Anand as a Director	1,549,504,697	99.19%	12,602,921	0.81%	2,449,099	1,562,107,618	70.02%
8. Re-election of Karen Guerra as a Director	1,556,517,530	99.66%	5,233,889	0.34%	2,805,620	1,561,751,419	70.01%
9. Re-election of Holly Keller Koeppel as a Director	1,525,141,299	97.65%	36,632,714	2.35%	2,783,025	1,561,774,013	70.01%
10. Re-election of Véronique Laury as a Director	1,557,724,282	99.74%	4,003,179	0.26%	2,829,578	1,561,727,461	70.00%
11. Re-election of Darrell Thomas as a Director	1,551,141,034	99.40%	9,411,952	0.60%	2,789,068	1,560,552,986	69.95%
12. Election of Murray S. Kessler as a Director	1,558,460,567	99.87%	2,084,492	0.13%	2,796,995	1,560,545,059	69.95%
13. Election of Serpil Timuray as a Director	1,550,667,488	99.37%	9,836,177	0.63%	2,837,854	1,560,503,665	69.95%
14. Authority to make donations to political organisations and to incur political expenditure	1,422,302,938	91.55%	131,343,301	8.45%	9,695,908	1,553,646,239	69.64%
15. Renewal of Directors' authority to allot shares	1,382,169,882	88.53%	179,159,404	11.47%	2,014,357	1,561,329,286	69.99%
16. Renewal of Directors’ authority to disapply pre-emption rights	1,399,468,962	89.65%	161,547,570	10.35%	2,327,110	1,561,016,532	69.97%
17. Authority for the Company to make market purchases of ordinary shares	1,550,414,809	99.27%	11,412,226	0.73%	1,516,608	1,561,827,035	70.01%
18. Notice period for General Meetings	1,474,384,914	94.37%	87,916,244	5.63%	1,042,484	1,562,301,158	70.03%

All resolutions were passed at the Company's AGM today with the requisite majority of votes.

Sue Farr and Dimitri Panayotopoulos stepped down from the Board as Non-Executive Directors at the conclusion of the Company's 2024 AGM. Ms Farr’s and Mr Panayotopoulos’s retirement from the Board follows the Company's announcement on 6 February 2024, as further set out in the Company's 2023 Annual Report and Form 20-F.

The number of ordinary shares in issue (excluding Treasury shares) at the close of business on Tuesday 23 April 2024 was 2,230,669,954.  Shareholders are entitled to one vote per share.  A vote withheld is not a vote in law and is not counted in the calculation of the proportion of votes ‘For’ or ‘Against’ a resolution. All valid proxy votes (whether submitted electronically or in hard copy form) were included in the poll.  Proxy appointments which gave discretion to the Chair have been included in the total votes ‘for’ the respective resolutions.

In accordance with Listing Rules 9.6.2R and 9.6.3R, copies of Resolutions 16 to 18 will be submitted to the Financial Conduct Authority and will in due course be available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

C Worlock
Assistant Secretary
British American Tobacco p.l.c.
24 April 2024

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